Exhibit 2.2

VOTING AGREEMENT

VOTING AGREEMENT dated as of April 24, 2008 (this “Agreement”), by and among Granahan McCourt Acquisition Corporation, a Delaware corporation (“Parent”), and the individuals and other parties listed on Schedule A attached hereto (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, all of the Shareholders are shareholders of Pro Brand International, Inc., a Georgia Corporation (the “Company”);

WHEREAS, Parent, Satellite Merger Corp., a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and certain shareholders of the Company, propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement;” terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Shareholder owns the number of shares of Common Stock of the Company set forth with respect to such Shareholder in Schedule A hereto (such shares together with any other shares of the Company or other voting securities of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as such Shareholder’s “Company Shares”);

WHEREAS, the Merger Agreement provides as a condition to Parent’s obligations to consummate the Merger that the Shareholders vote to approve and authorize the Merger Agreement and the Merger by the requisite vote under the laws of the State of Georgia (the “Closing Condition”); and

WHEREAS, the Shareholders desire to enter into this Agreement to facilitate the satisfaction of the Closing Condition.

NOW, THEREFORE, in consideration of the foregoing and the other provisions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.             Representations and Warranties of Each Shareholder.  Each Shareholder hereby represents and warrants to the Parent, severally for itself only and not jointly, that such Shareholder (a) has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (c) is the owner of the Shareholder’s Company Shares set forth on Schedule A, free and clear of any Liens, and has the sole right to vote the Shareholder’s Company  Shares, and none of such Company Shares is subject to any voting trust or other agreement, arrangement or restriction that would limit the ability of the Shareholder to perform under this Agreement, (d) has received a copy of the Merger Agreement, (e) has been afforded an opportunity to ask questions of and receive answers from the Company’s officers about the Company, Parent, the Merger Agreement and the Merger, and all records, books and other documents and information pertaining to the Company, Parent, the Merger Agreement and the Merger such Shareholder has requested from the Company have been delivered or made available, and (f) waives any or all rights, if any, to receive any advance notice of the Merger or the subject matter hereof (including any right to receive any material otherwise required to be included in or with any such notice).  In addition, each Shareholder hereby represents and warrants to the Parent, severally for itself only and not jointly, that neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Shareholder’s obligations hereunder, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which the Shareholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Shareholder’s Company Shares, (ii) require any material consent, authorization or approval of any person other than a governmental entity, or (iii) violate or conflict with any writ, injunction or decree applicable to the Shareholder or the Shareholder’s Company Shares.

2.             Covenants of Each Shareholder.  Each Shareholder agrees that at any meeting of the shareholders of the Company called to vote upon the Merger Agreement or the Merger, or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) with respect to the Merger Agreement or the Merger is sought, such Shareholder shall vote (or cause to be voted) all the Company Shares of Shareholder (owned of record and/or beneficially) in favor of, and shall consent to (or cause to be consented to), (i) the approval of the Merger Agreement and the Merger and (ii) any other matter reasonably intended to facilitate the consummation of the Merger.  In addition, each Shareholder agrees that at any meeting of the shareholders of the Company, or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation), such Shareholder shall vote (or cause to be voted) all the Company Shares of Shareholder (owned of record and/or beneficially):  (i) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby; (ii) against any Acquisition Proposal and against any other proposal for action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the Merger Agreement; (iii) against any change in the composition of the Company Board, other than as contemplated by the Merger Agreement or as recommended by a majority of the Company Board; and (iv) against any amendment to the articles of incorporation or by-laws of the Company, other than as contemplated by the Merger Agreement.  Each Shareholder agrees not to (a) transfer, pledge, assign, tender or otherwise dispose of any Company Shares or any interest therein, to any Person other than pursuant to the Merger Agreement, (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by this Section 2 with respect to any Company Shares, and (c) deposit any Company Shares into a voting trust.

3.             Irrevocable Proxy.  Each Shareholder constitutes and appoints Parent and each of its executive officers, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 6 hereof (at which point such constitution and appointment shall automatically be revoked) as Shareholder’s attorney, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all Shareholder’s Company Shares at any meeting of the shareholders of the Company, or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation), on the matters and in the manner specified in Section 2.  THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.  Shareholder hereby revokes all other proxies and powers of attorney with respect to all of Shareholder’s Company Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by Shareholder with respect thereto on the matters covered by Section 2.  All authority herein conferred or agreed to be conferred shall survive the death or incapacity of Shareholder and any obligation of Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Shareholder.  It is understood and agreed that Parent will not use such Irrevocable Proxy unless the Shareholder fails to comply with Section 2 hereof and that, to the extent Parent uses such Irrevocable Proxy, it will only vote such Company Shares with respect to the matters specified in, and in accordance with the provisions of, Section 2 hereof.

4.             Further Assurances.  Each Shareholder shall use his, her or its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to satisfy the Closing Condition.  Each Shareholder hereby agrees that any approval or action required by such Shareholder for that purpose shall not be unreasonably withheld or delayed.

5.             Binding Agreement.  Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Company Shares and shall be binding upon any Person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including Shareholder’s heirs, guardians, administrators, or successors or assigns, and Shareholder further agrees to take all actions necessary to effectuate the foregoing.

6.             Termination.  This Agreement shall terminate upon the earliest to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.  No termination of this Agreement shall relieve or otherwise limit the liability of any party for breach of this Agreement.

7.             General Provisions.

(a)           Amendments.  This Agreement is between each Shareholder and Parent severally and not jointly and may not be amended except by an instrument in writing signed by Parent and such amending Shareholder.  Any such amendment shall be effective only as to Parent and such amending Shareholder.

(b)           Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement.  This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Shareholder.  This Agreement shall become effective against any Shareholder when one or more counterparts have been executed by such Shareholder and delivered to Parent.  Each party need not sign the same counterpart.  The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(c)           Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided, however, that to the extent permitted by law the Company shall be a third party beneficiary hereof unless and until the same is terminated in accordance with its terms.

(d)           Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF GEORGIA MANDATORILY APPLY, THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(e)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

8.             Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competitive jurisdiction.

9.             Fiduciary Duties.  Each Shareholder is signing this Agreement solely in his or its capacity as an owner of Company Shares.  Nothing herein shall prohibit, prevent or preclude any Shareholder or any employee or agent of any Shareholder from taking or not taking any action in his or her capacity as an officer, director, employee or agent of the Company.

[Remainder of page intentionally left blank; signature pages attached.]

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

GRANAHAN MCCOURT ACQUISITION CORPORATION

By:	/s/ David C. McCourt
	Name:	David C. McCourt
	Title:	President, Chief Executive Officer and
Chairman of the Board

[Signature pages of the Stockholders follow]

SHOU FAMILY CHARITABLE REMAINDER TRUST

By	/s/ Philip Shou
Name: Philip Shou

/s/ Philip Shou
Name: Philip M. Shou

/s/ Gen-Chu Shou
Name: Gen-Chu Shou

/s/ Mu-Leang Huang
Name: Mu-Leang Huang

/s/ Hou-Chuan Lee
Name: Hou-Chuan Lee

/s/ Lin-Ho Lee
Name: Lin-Ho Lee

/s/ Ming-Hwa Shou
Name: Ming-Hwa Shou

/s/ Mu-Ming Huang
Name: Mu-Ming Huang

/s/ Ivy M. Shou
Name: Ivy M. Shou

/s/ Ming-Chu Lee
Name: Ming-Chu Lee

/s/ Cheng-Tyng Chang
Name: Cheng-Tyng Chang

/s/ James P. Crownover
Name: James P. Crownover